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                                                                     Exhibit 5.1

                       [Letterhead of Covington & Burling]







                                                                  April 19, 2001



Calpine Corporation
50 West San Fernando Street
San Jose, California  95113


Calpine Canada Energy Finance ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax, Nova Scotia B3J 3N2


Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3 (File No. 333-57338) (the "Registration Statement") filed with the Securities and Exchange Commission on March 21, 2001, as amended on April 19, 2001, with respect to (a) $1,500,000,000 in aggregate principal amount of the debt securities (the "Securities") of Calpine Canada Energy Finance ULC (the "Company"), and (b) the associated guarantees issued by Calpine Corporation ("Calpine") with respect to such Securities (the "Guarantees"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals, and we have also assumed that the Company is duly organized and has duly authorized, executed and delivered the Securities under the laws of the jurisdiction of its organization.

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Calpine Corporation
Calpine Canada Energy Finance ULC
April 19, 2001
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     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Guarantees have been duly authorized by Calpine and, when the Securities and Guarantees are issued in accordance with the terms of, respectively, (a) the Indenture to be dated as of April 25, 2001, between Company and Wilmington Trust Company as Trustee, governing the Securities and (b) the Guarantee Agreement to be made by Calpine as of April 25, 2001, governing the Guarantee and assuming compliance with the Act, the Securities and the Guarantees will be valid and binding obligations of the Company and the Guarantor, respectively, in accordance with their respective terms.

     The foregoing opinion is subject to the qualifications that we express no opinion as to (a) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (b) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (c) rights to collection of liquidated damages or penalties on overdue or defaulted obligations.

     We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                  Very truly yours,



                                  /s/ COVINGTON & BURLING